Exhibit 99.1

Neogen Announces Fourth-Quarter 2025 Results

•
Revenue of $225.5 million.
•
Net loss of $612.2 million due to non-cash goodwill impairment; $(2.82) per diluted share.
•
Adjusted Net Income1 of $11.3 million; $0.05 per diluted share.
•
Adjusted EBITDA1 of $40.6 million.

1 Non-GAAP financial measures; see explanations and reconciliations that follow

LANSING, Mich., July 29, 2025 – Neogen Corporation (NASDAQ: NEOG) announced today the results of the fourth quarter ended May 31, 2025.

“The softer end-market conditions continued in the fourth quarter, with elevated trade uncertainty and the cumulative effect of the last four years of inflation on food production,” said John Adent, Neogen’s President and Chief Executive Officer. “We believe the Food Safety end market can still grow in this environment, but at a rate below what we estimate as its normal historical performance. Outside of the specific challenges in our sample collection product line, Food Safety core revenue grew low-single-digits in the fourth quarter and mid-single digits for the full year. Although profitability in the fourth quarter was below our expectations, we have multi-pronged improvement actions underway to address the several issues that weighed on our results in the quarter and expect to see a decreasing impact moving forward."

Adent continued, “As the Company progresses into the later stages of the integration, the final piece, Petrifilm production, continues to progress well. Our core mission – helping to protect the world’s food supply – has never been more relevant and we believe that our long-term growth drivers remain fully intact. The global food system is under increasing pressure to be safer, more transparent and more resilient, and we see the current regulatory backdrop as favorable, particularly in the US, with the USDA having made key announcements this month focused on the priority of food safety. With over 40 years of experience in the industry, as well as our leading product portfolio and innovation opportunities, Neogen is a valuable partner for both customers and regulators in maximizing the effectiveness of their food safety efforts. The Neogen team is entirely focused on the road ahead and executing with precision, excited about the positive future we believe is in store for the Company.”

Financial and Business Highlights

Revenues for the fourth quarter were $225.5 million, a decrease of 4.8% compared to $236.8 million in the prior year. Core revenue, which excludes the impacts of foreign currency translation, as well as acquisitions completed and product lines discontinued in the last 12 months, was a decline of 2.9%. Acquisitions and discontinued product lines represented a 0.9% negative impact, while foreign currency had a negative impact of 1.0%.

Revenues for the full year were $894.7 million, a decrease of 3.2% compared to $924.2 million in the prior year, including core revenue decline of 0.2%. Acquisitions and discontinued product lines represented a 0.4% negative impact, while foreign currency was a headwind of 2.6%.

Net loss for the fourth quarter was $612.2 million, or $(2.82) per diluted share, compared to net loss of $5.4 million, or $(0.02) per diluted share, in the prior-year period, with the current period net loss driven by a non-cash goodwill impairment charge related primarily to the acquisition of the former 3M Food Safety Division. Adjusted Net Income was $11.3 million, or $0.05 per diluted share, compared to $22.4 million, or $0.10 per diluted share, in the prior-year period, with the decline driven primarily by the lower level of operating income.

Net loss for the full year was $1,092.0 million, or $(5.03) per diluted share, compared to net loss of $9.4 million, or $(0.04) per diluted share, in the prior year, with the current-year net loss driven by non-cash goodwill impairment charges related primarily to the acquisition of the former 3M Food Safety Division. Adjusted Net Income for the full year was $70.9 million, or $0.33 per diluted share, compared to $97.4 million, or $0.45 per diluted share, in the prior year, with the decline driven primarily by the lower level of operating income.

Gross margin, expressed as a percentage of sales, was 41.2% in the fourth quarter of fiscal 2025. This compares to a gross margin of 47.9% in the same quarter a year ago, with the decrease primarily due to transaction and integration related costs, the majority of which were associated with the Company’s relocated production of sample collection products, and an elevated level of inventory adjustments, as well as lower revenue. Excluding these costs, fourth-quarter gross margin was 46.5%.

Gross margin for the full year was 47.1% compared to a gross margin of 50.2% in the prior year.

Fourth-quarter Adjusted EBITDA was $40.6 million, representing an Adjusted EBITDA Margin of 18.0%, compared to $53.0 million and a margin of 22.4% in the prior-year period. The lower Adjusted EBITDA Margin was primarily the result of the decline in gross margin.

Full-year Adjusted EBITDA was $184.2 million, representing an Adjusted EBITDA margin of 20.6% compared to $213.2 million and a margin of 23.1% in the prior year.

Food Safety Segment

Revenues for the Food Safety segment were $161.8 million in the fourth quarter, a decrease of 3.0% compared to $166.9 million in the prior year, consisting of a 1.3% core revenue decline, a 0.4% negative impact from acquisitions and discontinued product lines and a negative foreign currency impact of 1.3%. The segment experienced core revenue growth in Biosecurity products and the Bacterial & General Sanitation product category, which benefited from strong growth in pathogen detection products. In the Company’s Indicator Testing, Culture Media & Other product category, solid growth from new food quality and nutritional analysis products was offset by a decline in sales of sample collection products, as well as a decline in sales of Petrifilm, largely the result of comparing against a prior-year quarter in which an elevated backlog of orders was reduced. Within the Natural Toxins & Allergens product category, modest growth in allergens was offset by a decline in sales of natural toxin test kits

For the full year, revenues for the Food Safety segment were $638.1 million, a decrease of 2.6% compared to $655.3 million in the prior year, consisting of core growth of 1.2%, a 0.2% negative impact from acquisitions and a foreign currency headwind of 3.6%.

Animal Safety Segment

Revenues for the Animal Safety segment were $63.6 million in the fourth quarter, a decrease of 8.9% compared to $69.9 million in the prior year, consisting of a 6.7% core revenue decline, a 2.0% headwind from discontinued product lines and negative foreign currency impact of 0.2%. In the Veterinary Instruments & Disposables product category, lower revenue was primarily driven by a decline in sales of needles and syringes. In the Company’s Animal Care & Other product category, growth in sales of small-animal supplements was offset by lower sales of vitamin injectables. In the Company’s portfolio of biosecurity products, strong growth in rodent control products was offset primarily by a decline in sales of insect control products.

For the full year, revenues for the Animal Safety segment were $256.5 million, a decrease of 4.6% compared to $268.9 million in the prior year, consisting of a core revenue decline of 3.5%, a 1.0% headwind from discontinued product lines and negative foreign currency impact of 0.1%.

On a global basis, core revenue growth in the Company’s Genomics business experienced sequential improvement, declining low-single-digits in the fourth quarter. Strong growth in the bovine market, particularly internationally, was offset by a decline in the companion animal and other markets.

Liquidity and Capital Resources

As of May 31, 2025, the Company had total cash and investments of $129.0 million and total outstanding debt of $900.0 million, as well as committed borrowing headroom of $150.0 million. The Company intends to use net proceeds of approximately $115 million from the July closing of the Cleaners & Disinfectants divestiture to repay $100 million of debt in the first quarter of fiscal 2026, which would reduce the Company’s net leverage ratio by approximately 0.4x on a pro forma basis.

Fiscal Year 2026 Outlook

The Company is initiating its full-year outlook for fiscal year 2026. Revenue is anticipated to be in the range of $820 million to $840 million, primarily reflecting the expectation of continued end-market weakness. Adjusted EBITDA is expected to be $165 million to $175 million, which includes a lower level of inventory write-offs, as well as the estimated negative impact of sample collection production inefficiencies and tariffs. Capital expenditures are expected to decline significantly in fiscal year 2026 to approximately $50 million from $105 million in fiscal 2025. The Company’s outlook excludes the results of the divested Cleaners & Disinfectants business from the closing date of July 17, 2025, forward.

Conference Call and Webcast

Neogen Corporation will host a conference call today at 8:00 a.m. Eastern Time to discuss the Company’s financial results. The live webcast of the conference call and accompanying presentation materials can be accessed through Neogen’s website at neogen.com/investor-relations. For those unable to access the webcast, the conference call can be accessed by dialing 1-800-549-8228 (U.S.) or (+1) 646-564-2877 (International) and requesting the Neogen Corporation Fourth Quarter 2024 Earnings Call (conference ID 65461). A replay of the conference call and webcast will be available shortly following the conclusion of the call, and can be accessed domestically or internationally by dialing 1-877-674-7070 or (+1) 416-764-8692, respectively, and providing the entry code 65461#, or through Neogen’s Investor Relations website at neogen.com/investor-relations.

About Neogen

Neogen Corporation is committed to fueling a brighter future for global food security through the advancement of human and animal well-being. Harnessing the power of science and technology, Neogen has developed comprehensive solutions spanning the Food Safety, Livestock, and Pet Health & Wellness markets. A world leader in these fields, Neogen has a presence in over 140 countries with a dedicated network of scientists and technical experts focused on delivering optimized products and technology for its customers.

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the company’s most recently filed Form 10-K.

NEOGEN CORPORATION

UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except share amounts)

	Three Months Ended May 31,		Twelve Months Ended May 31,
	2025	2024	2025	2024
Revenue
Food Safety	$161,826	$166,906	$638,140	$655,341
Animal Safety	63,633	69,888	256,521	268,881
Total revenue	225,459	236,794	894,661	924,222
Cost of revenues	132,604	123,312	473,285	460,322
Gross profit	92,855	113,482	421,376	463,900
Operating expenses
Sales & marketing	46,859	44,337	183,798	182,872
Administrative	52,943	50,960	218,167	199,889
Goodwill impairment	597,931	—	1,059,321	—
Research & development	6,307	5,145	21,087	22,476
Total operating expenses	704,040	100,442	1,482,373	405,237
Operating (loss) income	(611,185)	13,040	(1,060,997)	58,663
Interest expense, net	(16,485)	(17,524)	(68,512)	(67,032)
Other expense	(3,532)	(1,915)	(3,601)	(5,936)
Loss before tax	(631,202)	(6,399)	(1,133,110)	(14,305)
Income tax benefit	(19,006)	(984)	(41,066)	(4,884)
Net loss	$(612,196)	$(5,415)	$(1,092,044)	$(9,421)
Net loss per diluted share	$(2.82)	$(0.02)	$(5.03)	$(0.04)
Shares to calculate per share amount	217,040,499	216,610,641	216,894,861	216,481,878

NEOGEN CORPORATION

UNAUDITED CONSOLIDATED BALANCE SHEET

(In thousands, except share amounts)

	May 31
	2025	2024
Assets
Current Assets
Cash and cash equivalents	$129,004	$170,611
Marketable securities	—	325
Accounts receivable, net of allowance of $5,397 and $4,140	153,384	173,005
Inventories, net of reserves of $16,483 and $12,361	190,859	189,267
Assets held for sale	50,402	—
Prepaid expenses and other current assets	53,288	56,025
Total Current Assets	576,937	589,233
Property and Equipment
Land and improvements	10,816	10,497
Building and improvements	108,721	108,298
Machinery and equipment	180,820	176,369
Furniture and fixtures	7,963	8,260
Construction in progress	186,242	113,968
Total Property and Equipment	494,562	417,392
Less accumulated depreciation	(155,431)	(140,288)
Property and Equipment, net	339,131	277,104
Other Assets
Right of use assets	17,152	14,785
Goodwill	1,064,902	2,135,632
Amortizable intangible assets, net	1,410,485	1,511,653
Other non-current assets	35,229	20,426
Total Other Assets	2,527,768	3,682,496
Total Assets	$3,443,836	$4,548,833
Liabilities and Stockholders’ Equity
Current Liabilities
Current portion of debt	$19,301	$2,447
Accounts payable	79,605	83,061
Accrued compensation	14,134	19,949
Income tax payable	5,599	10,449
Accrued interest	11,078	10,985
Deferred revenue	5,558	4,632
Liabilities held for sale	6,556	—
Other current liabilities	32,180	22,800
Total Current Liabilities	174,011	154,323
Deferred Income Tax Liability	280,907	326,718
Non-Current Debt	874,810	888,391
Other Non-Current Liabilities	42,854	35,259
Total Liabilities	1,372,582	1,404,691
Commitments and Contingencies
Stockholders’ Equity
Preferred stock, $1.00 par value — shares authorized 100,000; none issued and outstanding	—	—
Common stock, $0.16 par value — shares authorized 315,000,000; 217,044,498 and 216,614,407 shares issued and outstanding at May 31, 2025 and 2024, respectively	34,728	34,658
Additional paid-in capital	2,601,848	2,583,885
Accumulated other comprehensive loss	(28,898)	(30,021)
Retained earnings (accumulated deficit)	(536,424)	555,620
Total Stockholders’ Equity	2,071,254	3,144,142
Total Liabilities and Stockholders’ Equity	$3,443,836	$4,548,833

NEOGEN CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended May 31,
	2025	2024	2023
Cash Flows provided by Operating Activities
Net loss	$(1,092,044)	$(9,421)	$(22,870)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	119,483	116,717	88,377
Impairment of discontinued product lines	—	556	3,109
(Gain) loss on sale of minority interest	—	(103)	2,016
Deferred income taxes	(57,783)	(27,423)	(19,230)
Share-based compensation	17,291	13,768	10,177
(Gain) loss on disposal of property and equipment	(25)	1,073	(486)
Amortization of debt issuance costs	3,219	3,441	2,720
Goodwill and other long-lived asset impairment	1,068,747	—	—
Loss on refinancing and extinguishment of debt	1,938	—	—
Right of use asset amortization	6,189	4,510	2,097
Other	(2,839)	4,829	(685)
Changes in operating assets and liabilities, net of business acquisitions:
Accounts receivable, net	11,638	(20,101)	(53,879)
Inventories, net	(16,117)	(55,949)	9,955
Prepaid expenses and other current assets	(1,504)	11,113	(3,121)
Accounts payable and accrued liabilities	(402)	13,751	18,642
Interest expense accrual	93	(164)	4,052
Changes in other non-current assets and non-current liabilities	360	(21,333)	154
Net Cash provided by Operating Activities	58,244	35,264	41,028
Cash Flows (used for) provided by Investing Activities
Purchase of property, equipment and other non-current intangible assets	(104,595)	(111,421)	(65,757)
Proceeds from the maturities of marketable securities	325	82,004	266,772
Purchase of marketable securities	—	—	(12,523)
Business acquisitions, net of cash acquired	—	—	11,721
Proceeds from the sale of property and equipment and other	5,075	108	826
Net Cash (used for) provided by Investing Activities	(99,195)	(29,309)	201,039
Cash Flows (used for) provided by Financing Activities
Exercise of stock options and issuance of employee stock purchase plan shares	2,242	2,456	1,195
Tax payments related to share-based awards	(1,500)	(118)	—
Proceeds from issuance of long-term debt	450,000	—	—
Repayment of long-term debt	(550,000)	—	(100,000)
Proceeds from issuance of revolving credit facility	100,000	—	—
Debt issuance costs paid	(2,019)	—	(19,276)
Repayment of finance lease and other	(321)	(420)	—
Net Cash (used for) provided by Financing Activities	(1,598)	1,918	(118,081)
Effects of Foreign Exchange Rate on Cash	942	(502)	(5,219)
Net (Decrease) Increase in Cash and Cash Equivalents	(41,607)	7,371	118,767
Cash and Cash Equivalents, Beginning of Year	170,611	163,240	44,473
Cash and Cash Equivalents, End of Year	$129,004	$170,611	$163,240
Supplementary Cash Flow Information
Cash paid for interest	$68,142	$73,168	$42,616
Property and equipment obtained for noncash consideration	$930	—	—
Income taxes paid, net of refunds	$26,544	$22,303	$15,473

Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures, which management believes are useful to investors, securities analysts and other interested parties. Management uses Adjusted EBITDA as a key profitability measure. This is a non-GAAP measure that represents EBITDA before certain items that impact comparison of the performance of our business, either period-over-period or with other businesses. Adjusted EBITDA Margin is Adjusted EBITDA for a particular period expressed as a percentage of revenues for that period.

Management uses Adjusted Net Income as an additional measure of profitability. Adjusted Net Income is a non-GAAP measure that represents net income before certain items that impact comparison of the performance of our business, either period-over-period or with other businesses.

Core revenue growth is a non-GAAP measure that represents net sales for the period excluding the effects of foreign currency translation rates and the impacts of acquisitions and discontinued product lines, where applicable. Core revenue growth is presented to allow for a meaningful comparison of year-over-year performance without the volatility caused by foreign currency translation rates, or the incomparability that would be caused by the impact of an acquisition, disposal or product line discontinuation.

These non-GAAP financial measures should be considered only as supplemental to, and not as superior to, financial measures prepared in accordance with GAAP. Please see below for a reconciliation of historical non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP.

NEOGEN CORPORATION

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(In thousands)

	Three Months Ended May 31,		Twelve Months Ended May 31,
	2025	2024	2025	2024
Net loss	$(612,196)	$(5,415)	$(1,092,044)	$(9,421)
Income tax benefit	(19,006)	(984)	(41,066)	(4,884)
Depreciation and amortization	30,261	28,864	119,483	116,717
Interest expense, net	16,485	17,524	68,512	67,032
EBITDA	$(584,456)	$39,989	$(945,115)	$169,444
Share-based compensation	4,330	3,939	17,291	13,768
FX transaction (gain) loss on loan and other revaluation (1)	(308)	732	(499)	2,082
Transaction costs (2)	4,093	237	5,729	2,597
3M integration costs (3)	302	2,713	5,752	11,643
Sample collection transition and ramp up costs (4)	10,302	410	14,978	1,210
Petrifilm duplicate startup costs (5)	1,444	—	2,238	—
Transformation initiatives and related costs (6)	2,817	73	6,082	73
Restructuring (7)	990	160	11,096	3,513
Goodwill impairment	597,931	—	1,059,321	—
Contingent consideration adjustments	—	50	470	300
ERP expense (8)	499	3,563	3,683	7,467
Other (9)	2,676	1,088	3,202	1,067
Adjusted EBITDA	$40,620	$52,954	$184,228	$213,164
Adjusted EBITDA margin (% of sales)	18.0%	22.4%	20.6%	23.1%

(1)
Net foreign currency transaction (gain) loss associated with the revaluation of foreign denominated intercompany loans and certain 3M agreements.
(2)
Includes legal, accounting, tax and other related consulting costs associated with corporate transactions and capital structure initiatives.
(3)
Includes costs associated with 3M transition agreements and related integration costs.
(4)
Includes costs associated with the transitioning of the 3M transition contract manufacturing agreement and ramp-up costs associated with our sample collection product line.
(5)
Duplicate costs associated with the startup of Petrifilm manufacturing.
(6)
Includes consulting and other costs, including severance, associated with transformation initiatives.
(7)
Severance, non-cash impairment, and other related exit costs primarily associated with a reduction in our global genomics business and consolidation of certain facilities.
(8)
Expenses related to ERP implementation.
(9)
Costs associated primarily with discontinued product lines and recording of contingency related accruals.

NEOGEN CORPORATION

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

(In thousands)

	Three Months Ended May 31,		Twelve Months Ended May 31,
	2025	2024	2025	2024
Net loss	$(612,196)	$(5,415)	$(1,092,044)	$(9,421)
Amortization of acquisition-related intangibles	23,036	23,328	92,365	93,013
Share-based compensation	4,330	3,939	17,291	13,768
FX transaction (gain) loss on loan and other revaluation (1)	(308)	732	(499)	2,082
Transaction costs (2)	4,093	237	5,729	2,597
3M integration costs (3)	302	2,713	5,752	11,643
Sample collection transition and ramp up costs (4)	10,302	410	14,978	1,210
Petrifilm duplicate startup costs (5)	1,444	—	2,238	—
Transformation initiatives and related costs (6)	2,817	73	6,082	73
Restructuring (7)	990	160	11,096	3,513
Goodwill impairment	597,931	—	1,059,321	—
Contingent consideration adjustments	—	50	470	300
ERP expense (8)	499	3,563	3,683	7,467
Other (9)	2,676	1,088	3,202	1,067
Estimated tax effect of above adjustments (10)	(24,645)	(8,514)	(58,777)	(29,960)
Adjusted Net Income	$11,271	$22,364	$70,887	$97,352
Adjusted Earnings per Share	$0.05	$0.10	$0.33	$0.45

(1)
Net foreign currency transaction (gain) loss associated with the revaluation of foreign denominated intercompany loans and certain 3M agreements.
(2)
Includes legal, accounting, tax and other related consulting costs associated with corporate transactions and capital structure initiatives.
(3)
Includes costs associated with 3M transition agreements and related integration costs.
(4)
Includes costs associated with the transitioning of the 3M transition contract manufacturing agreement and ramp-up costs associated with our sample collection product line.
(5)
Duplicate costs associated with the startup of Petrifilm manufacturing.
(6)
Includes consulting and other costs, including severance, associated with transformation initiatives.
(7)
Severance, non-cash impairment, and other related exit costs primarily associated with a reduction in our global genomics business and consolidation of certain facilities.
(8)
Expenses related to ERP implementation.
(9)
Costs associated primarily with discontinued product lines and recording of contingency related accruals.
(10)
Tax effect of adjustments is calculated using projected effective tax rates for each applicable item.

NEOGEN CORPORATION

RECONCILIATION OF GROWTH TO CORE GROWTH

(In thousands)

	Q4 FY25	Q4 FY24	Growth	Foreign Currency	Acquisitions/Divestitures	Core Revenue Growth
Food Safety	$161,826	$166,906	(3.0%)	(1.3%)	(0.4%)	(1.3%)
Animal Safety	63,633	69,888	(8.9)%	(0.2%)	(2.0%)	(6.7%)
Total Neogen	$225,459	$236,794	(4.8)%	(1.0%)	(0.9%)	(2.9%)

	FY25	FY24	Growth	Foreign Currency	Acquisitions/Divestitures	Core Revenue Growth
Food Safety	$638,140	$655,341	(2.6%)	(3.6%)	(0.2%)	1.2%
Animal Safety	256,521	268,881	(4.6%)	(0.1%)	(1.0%)	(3.5%)
Total Neogen	$894,661	$924,222	(3.2%)	(2.6%)	(0.4%)	(0.2%)

Source: Neogen Corporation

Contact

Bill Waelke

(517) 372-9200

ir@neogen.com